Exhibit 1.1

October 7, 2013

Hyde Park Bancorp, MHC

Hyde Park Bancorp, Inc.

Blue Hills Bank

1196 River Street

Hyde Park, MA 02136

Attention:	William M. Parent
President and Chief Executive Officer

Ladies and Gentlemen:

This letter confirms the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”) to act as the exclusive financial advisor to Hyde Park Bancorp, MHC (the “MHC”), Hyde Park Bancorp, Inc. (the “Bancorp”), Blue Hills Bank (the “Bank”) and, upon formation, the Holding Company (as defined below) in connection with the MHC’s proposed conversion and reorganization from the current mutual holding company form of organization to a stock holding company form of organization (such conversion and reorganization together, the “Reorganization”) pursuant to the MHC’s Plan of Conversion and Reorganization (the “Plan of Reorganization”). In accordance with the Plan of Reorganization and in order to effect the Reorganization, it is contemplated that (i) the MHC will merge into the Bancorp, (ii) the Bancorp will merge into a new stock holding company (the “Holding Company”), (iii) the Holding Company will offer and sell shares of its common stock (the “Common Stock”) initially to eligible persons in a Subscription Offering, with any remaining unsold shares offered (A) to the general public in a direct community offering (the “Community Offering”) and (B) if necessary, through a syndicate of broker-dealers organized by KBW (a “Syndicated Community Offering”) (the Subscription Offering, the Community Offering and any Syndicated Community Offering are collectively referred to herein as the “Offerings”) and (iv) the Bank will become a wholly-owned subsidiary of the Holding Company. The MHC, the Bancorp, the Bank and the Holding Company are collectively referred to herein as the “Company”. This letter sets forth the terms and conditions of our engagement.

In addition, KBW will act as Conversion Agent in connection with the Offerings pursuant to the terms of a separate agreement between the Company and KBW.

Keefe, Bruyette & Woods, Inc., 787 7th Avenue, 4th Floor, New York, NY 10019, (212) 887-7777

Hyde Park Bancorp, MHC

Hyde Park Bancorp, Inc.

Blue Hills Bank

October 7, 2013

1.	Advisory/Offering Services

As the Company’s exclusive financial advisor, KBW will provide financial and logistical advice to the Company and will assist the Company’s management, legal counsel, accountants and other advisors in connection with the Reorganization and related issues. We anticipate our services will include the following, each as may be necessary and as the Company may reasonably request:

1.	Provide advice on the financial and securities market implications of the Reorganization and any related corporate documents, including the Company’s Business Plan;

2.	Assist in structuring the Offerings, including developing and assisting in implementing a marketing strategy for the Offerings;

3.	Reviewing all offering documents related to the Offerings, including the Prospectus, stock order forms, letters, brochures and other related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

4.	Assisting the Company in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

5.	Assist the Company in analyzing proposals from outside vendors retained in connection with the Offerings, including printers, transfer agents and appraisal firms;

6.	Assist the Company in the drafting and distribution of press releases as required or appropriate in connection with the Offerings;

7.	Meet with the Board of Directors and/or management of the Company to discuss any of the above services; and

8.	Such other financial advisory and investment banking services in connection with the Offerings as may be agreed upon by KBW and the Company.

2.	Due Diligence Review

The Company acknowledges and agrees that KBW’s obligation to perform the services contemplated by this agreement shall be subject to the satisfactory completion of such investigations and inquiries relating to the Company, and its directors, officers, agents and employees, as KBW and their counsel in their sole discretion my deem appropriate under the circumstances (the “Due Diligence Review”). The Company agrees it will make available to KBW all information, whether or not publicly available, which KBW reasonably requests (the “Information”), and will permit KBW to discuss with the board of directors and management the operations and prospects of the Company. KBW will treat all Confidential Information (as defined herein) as confidential in accordance with the provisions of Section 9 hereof. The Company recognizes and confirms that KBW (a) will use and rely on and assume the accuracy and completeness of the Information in performing the services contemplated by this agreement without having independently verified or analyzed the accuracy or completeness of same, and (b) does not assume responsibility or liability for the accuracy or completeness of the Information or to conduct any independent verification or any appraisal or physical inspection of properties or assets. The Company acknowledges and agrees that KBW will rely upon Company management as to the reasonableness and achievability of any financial and operating forecasts and projections provided to KBW, and that KBW will assume, at the Company’s direction, that all financial forecasts and projections have been reasonably prepared by Company management on a basis reflecting the best then currently available estimates and judgments of management as to the expected future financial performance of the Company, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management.

Hyde Park Bancorp, MHC

Hyde Park Bancorp, Inc.

Blue Hills Bank

October 7, 2013

3.	Regulatory Filings

The Company will cause appropriate offering documents to be filed with all regulatory agencies including the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), and the appropriate federal and/or state bank regulatory agencies. In addition, the Company and KBW agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offerings, and that the Company shall cause such counsel to prepare a Blue Sky Memorandum related to the Offerings including KBW’s participation therein and shall furnish KBW a copy thereof addressed to KBW or upon which counsel shall state KBW may rely.

4.	Fees

For the services hereunder, the Company shall pay the following fees to KBW at closing unless stated otherwise:

(a)	Management Fee: A Management Fee of $50,000 payable in four installments of $12,500 on the first day of October, December, March and June. Each such installment of the Management Fee shall be deemed to have been earned in full as of the first day of each such month. Should the Offerings or this agreement be terminated for any reason KBW shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

(b)	Success Fee: A Success Fee of 0.85% shall be paid based on the aggregate purchase price of Common Stock sold in the Subscription Offering and the Community Offering excluding shares purchased by the Company’s officers, directors, or employees (or members of their immediate family) plus any ESOP, tax-qualified or stock based compensation plans (except IRA’s) or similar plan created by the Company for some or all of its directors or employees, or any charitable foundation established by the Company (or any shares contributed to such a foundation). The Management Fee described in 4(a), to the extent then already paid, will be credited against the Success Fee. The obligation to pay to KBW the full Success Fee upon completion of the Subscription Offering and any Community Offering shall survive any termination of this agreement, including any termination occurring prior to the completion of such Offerings.

(c)

Syndicated Community Offering: If any shares of the Common Stock remain unsold after the completion of the Subscription Offering and any Community Offering, at the request of the Company, KBW will seek to form a syndicate of registered broker-dealers to assist in a Syndicated Community Offering, on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement to be entered into between the Company and KBW. KBW will endeavor to distribute the Common Stock among dealers in a fashion which best meets the distribution objectives of the Company and the Reorganization. In the event of a Syndicated Community Offering, KBW will

Hyde Park Bancorp, MHC

Hyde Park Bancorp, Inc.

Blue Hills Bank

October 7, 2013

be paid, in addition to (and not in lieu of) the Success Fee, a fee not to exceed 5.25% of the aggregate purchase price of the shares of common stock sold in the Syndicated Community Offering. From this fee, KBW will pass onto selected broker-dealers (if any), who assist in the Syndicated Community Offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases affected with the assistance of a broker/dealer other than KBW shall be transmitted by KBW to such broker/dealer. (The decision to utilize selected broker-dealers will be made by the Company upon consultation with KBW.)

(d)	If, as a result of any resolicitation of subscribers undertaken by the Company, KBW reasonably determines that it is required or requested to provide significant services, KBW will be entitled to additional compensation for such services, which additional compensation will not exceed $50,000.

The payment of compensation by the Company to KBW pursuant to this paragraph 4 is subject to FINRA’s review of such compensation, if such review is required under applicable FINRA rules and regulations.

5.	Expenses

The Company will bear all expenses of the proposed Offerings customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, “Blue Sky,” and FINRA filing and registration fees; the fees of the Company’s accountants, attorneys, appraiser, business plan consultant, transfer agent and registrar, printing, mailing and marketing and syndicate expenses associated with the Offerings; the fees set forth in Section 4; and fees for “Blue Sky” legal work. If KBW incurs expenses on behalf of Company, the Company will reimburse KBW for such expenses.

KBW will also be reimbursed for its reasonable out-of-pocket expenses, not to exceed $25,000 (subject to the provisions of this paragraph), related to the Offerings, including, but not limited to, costs of travel, meals and lodging, photocopying, telephone, facsimile, and couriers. KBW will also be reimbursed for fees and expenses of its counsel not to exceed $100,000 (subject to the provisions of this paragraph). These expense caps assume no unusual circumstances or delays, and no re-solicitation in connection with the Offerings. The Company acknowledges and agrees that, in the event unusual circumstances arise or a delay or resolicitation occurs (including but not limited a delay in the Offerings which would require an update of the financial information in tabular form to reflect a period later than that set forth in the original filing of the offering documents), such expense caps may be increased by additional amounts, not to exceed an additional $10,000 in the case of additional out-of-pocket expenses of KBW and an additional $25,000 in the case of additional fees and expenses of KBW’s legal counsel. The provisions of this paragraph are not intended to apply to or in any way impair or limit the indemnification or contribution provisions contained herein.

Hyde Park Bancorp, MHC

Hyde Park Bancorp, Inc.

Blue Hills Bank

October 7, 2013

6.	Limitations

The Company acknowledges that all opinions and advice (written or oral) given by KBW to the Company in connection with KBW’s engagement are intended solely for the benefit and use of the Company for the purposes of its evaluation of the proposed Offerings. Unless otherwise expressly stated in an opinion letter issued by KBW or otherwise expressly agreed, no one other than the Company is authorized to rely upon this engagement of KBW or any statements or conduct by KBW. The Company agrees that no such opinion or advice shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to KBW be made by the Company or any of its representatives without the prior written consent of KBW.

The Company acknowledges and agrees that KBW has been retained to act solely as financial advisor to the Company and not as an advisor to or agent of any other person, and the Company’s engagement of KBW is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against KBW or its affiliates, or their respective directors, officers, employees or agents. In such capacity, KBW shall act as an independent contractor, and any duties arising out of its engagement shall be owed solely to the Company. It is understood that KBW’s responsibility to the Company is solely contractual in nature and KBW does not owe the Company, or any other party, any fiduciary duty as a result of this Agreement.

7.	Benefit

This letter agreement shall inure to the benefit of the parties hereto and their respective successors, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors; provided, however, that this letter agreement shall not be assignable without the mutual consent of KBW and the Company.

8.	Confidentiality

KBW acknowledges that a portion of the Information provided to it in connection with its engagement hereunder may contain confidential and proprietary business information concerning the Company (such Information, the “Confidential Information”). KBW agrees that, except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation or legal process, it will treat as confidential all Confidential Information; provided, however, that KBW may disclose such Confidential Information to its agents and advisors who are assisting or advising KBW in performing its services hereunder and who have been instructed to be bound by the terms and conditions of this paragraph. As used herein, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by KBW in violation of this Agreement, (b) was available to KBW on a non-confidential basis prior to its disclosure to KBW or its representatives by the Company, or (c) becomes available to KBW on a non-confidential basis from a person other than the Company who is not known to KBW to be bound not to disclose such information pursuant to a contractual obligation of confidentiality to the Company.

Hyde Park Bancorp, MHC

Hyde Park Bancorp, Inc.

Blue Hills Bank

October 7, 2013

The Company hereby acknowledges and agrees that the presentation materials and financial models used by KBW in performing its services hereunder have been developed by and are proprietary to KBW. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior consent from KBW in writing.

9.	Indemnification

As KBW will be acting on behalf of the Company in connection with the Offerings, the Company agrees to indemnify and hold harmless KBW and its affiliates, the respective partners, directors, officers, employees and agents of KBW and its affiliates and each other person, if any, controlling KBW or any of its affiliates and each of their successors and assigns (KBW and each such person being an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise related to or arising out of the Offerings or the engagement of KBW pursuant to, or the performance by KBW of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation, preparing for or defending any such action or claim whether or not in connection with pending or threatened litigation, or any action or proceeding arising therefrom, whether or not KBW is a party; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (a) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by KBW expressly for use therein or (b) to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from KBW’s gross negligence, willful misconduct or bad faith of KBW.

If the indemnification provided for in the foregoing paragraph is judicially determined to be unavailable (other than in accordance with the terms hereof) to any person otherwise entitled to indemnity in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such person hereunder, the Company shall contribute to the amount paid or payable by such person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and KBW, on the other hand, of the engagement provided for in this Agreement or (ii) if the allocation provided for in clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the Company and KBW, as well as any other relevant equitable considerations; provided, however, in no event shall KBW’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by KBW under this Agreement and the Conversion Agent Agreement dated October 7, 2013. For the purposes of this Agreement, the relative benefits to the Company and to KBW of the

Hyde Park Bancorp, MHC

Hyde Park Bancorp, Inc.

Blue Hills Bank

October 7, 2013

engagement under this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company in the Reorganization and the Offerings that are the subject of the engagement hereunder, whether or not consummated, bears to (b) the fees paid or to be paid to KBW under this Agreement and the Conversion Agent Agreement dated October 7, 2013.

The Company also agrees that neither KBW, nor any of its affiliates nor any officer, director, employee or agent of KBW or any of its affiliates, nor any person controlling KBW or any of its affiliates, shall have any liability to the Company for or in connection with such engagement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulted primarily from KBW’s bad faith, willful misconduct or gross negligence. The foregoing agreement shall be in addition to any rights that KBW, the Company or any Indemnified Party may have at common law or otherwise, including, but not limited to, any right to contribution. For the sole purpose of enforcing and otherwise giving effect to the indemnification and contribution provisions of this agreement, the Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this agreement is brought against KBW or any other indemnified party.

The Company agrees that it will not, without the prior written consent of KBW, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not KBW is an actual or potential party to such claim, action, suit, or proceeding) unless such settlement, compromise or consent includes an unconditional release of KBW from all liability arising out of such claim, action, suit or proceeding.

10.	Definitive Agreement

This letter agreement reflects KBW’s present intention of proceeding to work with the Company on its proposed Offerings. No legal and binding obligation is created on the part of the Company or KBW with respect to the subject matter hereof, except as to (i) the agreement to maintain the confidentiality of Confidential Information set forth in Section 8, (ii) the payment of certain fees as set forth in Section 4, (iii) the payment of fees and expenses as set forth in Section 5, (iv) the limitations set forth in Section 6, (v) the indemnification and contribution and other provisions set forth in Section 9 and (vi) those terms set forth in a mutually agreed upon Agency Agreement between KBW and the Company to be executed prior to commencement of the Offerings, all of which, notwithstanding anything to the contrary that may be contained herein, shall constitute the binding obligations of the parties hereto and which shall survive the termination of this letter agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect.

KBW’s execution of such Agency Agreement shall also be subject to (a) KBW’s satisfaction with Due Diligence Review, (b) preparation of offering materials that are satisfactory to KBW, (c) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of KBW and its counsel, (d) agreement that the price established by the independent appraiser is reasonable, and (e) market conditions at the time of the proposed Offerings.

Hyde Park Bancorp, MHC

Hyde Park Bancorp, Inc.

Blue Hills Bank

October 7, 2013

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof. Any right to trial by jury with respect to any claim or action arising out of this agreement or conduct in connection with the engagement is hereby waived by the parties hereto.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

By:	/s/ Benjamin Saunders
Benjamin Saunders Managing Director

HYDE PARK BANCORP, MHC
HYDE PARK BANCORP, INC.
BLUE HILLS BANK

By:	/s/ William M. Parent	Date:	10/7/2013
William M. Parent
President and Chief Executive Officer